SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 24, 2013
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))
__________________

Item 2.02. Results of Operations and Financial Condition

On October 24, 2013, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended September 30, 2013. The text of the announcement is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99 Third Quarter 2013 Earnings Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By: ___/s/ Terrance J. Lillis
Name:    Terrance J. Lillis

Title:	Senior Vice President and Chief Financial Officer

Date:    October 24, 2013

EXHIBIT 99
Release:	On receipt, October 24, 2013
Media contact:	Susan Houser, 515-248-2268, houser.susan@principal.com
Investor contact:	John Egan, 515-235-9500, egan.john@principal.com
Principal Financial Group, Inc. Announces Third Quarter Results Company Also Announces Common Stock Dividend

Company Highlights
• 3Q 2013 Operating Earnings[1] of $269.2 million, $0.90 per diluted share
• 3Q 2013 Net Income was $245.7 million, $0.82 per diluted share
• Record assets under management of $466.2 billion
• Company declares fourth quarter 2013 dividend of $0.26 per share of common stock
(Des Moines, Iowa) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for third quarter 2013.
Third Quarter 2013 Results

•
Operating earnings increased 89 percent to $269.2 million for third quarter 2013, compared to $142.3 million for third quarter 2012. Operating earnings per diluted share (EPS) increased 88 percent to $0.90 for third quarter 2013, compared to $0.48 for third quarter 2012. Prior year earnings were negatively impacted by $79.2 million, or $0.26 per diluted share, as a result of the company’s third quarter 2012 actuarial assumption review. After adjusting for the third quarter 2012 actuarial assumption review, current period operating earnings were up 22 percent.

•
Net income available to common stockholders of $245.7 million, or $0.82 per diluted share for third quarter 2013, was a $58.5 million (31 percent) increase from $187.2 million, or $0.63 per diluted share for third quarter 2012[2]. Net realized losses were $22.8 million in the third quarter 2013 compared to gains of $88.8 million in third quarter 2012.

•
Operating revenues for third quarter 2013 were $2,315.8 million, a decrease of 12 percent, compared to $2,638.6 million for the same period last year. Third quarter 2012 included a large single premium sale. Adjusting for this, operating revenues were up 9 percent, driven by an increase in fees and other revenue.

•
Quarterly dividend declared for the fourth quarter by its board of directors of $0.26 per share of common stock, bringing the full-year total to a record $0.98 per share. The dividend will be payable on Dec. 27, 2013 to shareholders of record as of Dec. 9, 2013.

“Third quarter was another strong quarter for us as we continue to balance both growth and profitability across the company. We continue to execute on our global investment management strategy, which capitalizes on worldwide demographic trends and helped drive assets under management to a record $466 billion at the end of the third quarter,” said Larry D. Zimpleman, chairman, president and chief executive officer. “The Cuprum onboarding is now complete and we will look to further maximize the value of this acquisition moving forward. The seven strategic acquisitions we have made since the financial crisis are now contributing to top and bottom line results and position us well for the future.”
Added Terry Lillis, senior vice president and chief financial officer, “We continue to generate strong earnings growth, despite continued macroeconomic headwinds. We are pleased with the ongoing growth in our fee-based businesses, which gives us greater financial flexibility in these challenging times. Our consistent focus on growing revenues and managing expenses resulted in another strong quarter of profitable growth. The announcement today of a fourth quarter common stock dividend of $0.26 per share, which puts our full-year dividend total at a record $0.98 per share, demonstrates our confidence in our ability to drive continued growth.”
____________________________
1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings is after tax.
2 Third quarter 2012 net income benefitted from a net gain of approximately $100 million primarily as a result of Catalyst Health Solutions, Inc.’s merger into a subsidiary of SXC Health Solutions Corp. (SXC), and our subsequent sale of our interest in SXC (now known as Catamaran Corporation).

Other Highlights
Business

•
Retirement and Investor Services Accumulation sales were $7.6 billion in the third quarter. Highlights include $2.7 billion for Full Service Accumulation and $4.7 billion for Principal Funds. Net cash flows were $1.2 billion for Full Service Accumulation and $0.6 billion for Principal Funds.

•	Principal Global Investors had record unaffiliated assets under management (AUM) of $106.0 billion, including unaffiliated net cash flows of $1.5 billion.

•
Principal International reported net cash flows of $1.1 billion and AUM of $102.9 billion as of quarter end (excluding $10.8 billion of AUM in our asset management joint venture in China, which is not reported in AUM), a 55 percent increase over the year ago quarter.

•	U.S. Insurance Solutions year-to-date sales were up 11 percent compared to the year ago quarter, including nearly $100 million of sales in the current quarter.

•
Total company AUM was a record $466.2 billion, a 19 percent increase over the year ago quarter. While AUM was helped from strong equity market performance, 14 percent of the increase is the result of successfully executing on our strategy.

•	Total company return on equity (ROE) was 11.9 percent, a 270 basis point increase over 9.2 percent in third quarter 2012.
Capital

•	Solid capital position with a quarter-end estimated risk based capital ratio of 400-405 percent and $800 million of excess capital[3].

•
Paid a third quarter dividend of $0.26 cents per share on Sept. 27, 2013, a 13 percent increase compared to the prior quarter. A fourth quarter common stock dividend of $0.26 was announced today, bringing the 2013 annual dividend to a record $0.98.

•	Repurchased 1.5 million shares of common stock in the third quarter at an average price of $41.55.

•	Book value per share, excluding AOCI[4] was $29.79, up 5 percent over third quarter 2012.
Net Income

•	Net income available to common stockholders of $245.7 million for third quarter 2013, up 31 percent compared to third quarter 2012 reflecting:

◦	Net realized capital losses of $22.8 million, which includes:

◦
$15.8 million of credit related net losses, down 58 percent from a year ago quarter, related to sales and permanent impairments of fixed maturity securities. This includes $15.0 million of losses on commercial mortgage backed securities;

◦	Losses on derivatives and related activities used for hedging liabilities.
Segment Results
Retirement and Investor Services - Accumulation5

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q13	3Q12	% Change	3Q13	3Q12	% Change
Operating Earnings	$150.7	$116.6	29%

Net Revenue	$580.9	$512.0	13%	$2,261.8	$1,960.3	15%
Pretax Return on Net Revenue	32.7%	28.2%*		31.3%	29.5%*
*Pretax Return on Net Revenue adjusted for the third quarter 2012 actuarial assumption review was 32.5 percent for third quarter 2012 and 30.6 percent for the trailing twelve months as of third quarter 2012.

•	Operating Earnings increased $34.1 million primarily due to increasing net revenues and continued expense discipline resulting in improved pretax margins.

•	Net Revenue increased 13 percent primarily due to an increase in account values resulting from positive net cash flows and strong equity markets.

____________________________
3 Excess capital includes cash at the holding company and capital at the life company above the amount needed to maintain a 350 percent NAIC risk based capital ratio for the life company.
4 AOCI: Accumulated Other Comprehensive Income.
5 RIS Accumulation: includes Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services.

Retirement and Investor Services - Guaranteed6

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q13	3Q12	% Change	3Q13	3Q12	% Change
Operating Earnings	$22.2	$20.9	6%

Net Revenue	$40.2	$37.1	8%	$172.4	$156.0	11%
Pretax Return on Net Revenue	77.9%	78.4%		79.9%	77.8%

•	Operating Earnings increased $1.3 million primarily due to net revenue growth, while maintaining expense and pricing discipline.

•	Net Revenue increased $3.1 million due to improved spreads.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q13	3Q12	% Change	3Q13	3Q12	% Change
Operating Earnings	$23.1	$20.6	12%

Operating Revenue	$160.9	$144.0	12%	$650.8	$575.0	13%
Pretax Margin	24.8%	23.6%		25.6%	20.5%

Total PGI Assets Under Management (billions)	$281.6	$258.4	9%
Unaffiliated Assets Under Management (billions)	$106.0	$97.8	8%

•	Operating Earnings increased $2.5 million primarily due to revenue growth and improved pretax margin.

•	Operating Revenue increased $16.9 million in third quarter 2013 as a result of higher management fees due to growth in AUM.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q13	3Q12	% Change	3Q13	3Q12	% Change
Operating Earnings	$50.7	$37.0	37%

Combined[7] Net Revenue	$326.5	$273.1	20%	$1,277.7	$1,136.6	12%
Combined Pretax Return on Net Revenue	51.3%	54.9%		54.7%	56.4%

Assets Under Management (billions)	$102.9	$66.2	55%

•
Operating Earnings increased 37 percent to $50.7 million. Third quarter 2013 earnings include a negative impact of $10.1 million, primarily in Chile, relative to expected returns on our required encaje[8] investments due to a decline in investment markets.

•	Combined Net Revenue increased $53.4 million due to the Cuprum acquisition and growth in AUM from positive net cash flows.

_______________________
6 RIS Guaranteed: includes Investment Only and Full Service Payout.
7 Combined basis: all Principal International companies (including joint ventures) at 100%.
8 Encaje is our investment in the underlying funds of our mandatory pension operations in Chile and Mexico, as required by local regulators.

Individual Life

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q13	3Q12	% Change	3Q13	3Q12	% Change
Operating Earnings	$22.3	$(37.9)	159%

Premium and Fees	$216.1	$232.5	(7)%	$916.2	$839.3	9%
Pretax Operating Margin	14.6%	(26.2)%*		13.2%	7.5%*
*Pretax Operating Margin adjusted for 2012 actuarial reviews was 16.3 percent for third quarter 2012 and 17.7 percent for the trailing twelve months as of third quarter 2012.

•
Operating Earnings increased $60.2 million. After adjusting for the third quarter 2012 actuarial assumption review, operating earnings are down $3 million. The decrease was due to an adverse fluctuation in mortality in third quarter 2013. In addition, earnings continue to be pressured by the low interest rate environment.

•
Premium and Fees decreased $16.4 million. After adjusting for the 3Q12 actuarial assumption review, premium and fees are down $3 million. The decrease is due to the intentional slowing of new sales in third quarter 2013.

Specialty Benefits

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months Year To Date
	3Q13	3Q12	% Change	3Q13	3Q12	% Change
Operating Earnings	$31.7	$16.3	94%

Premium and Fees	$371.9	$360.5	3%	$1,478.9	$1,425.9	4%
Pretax Operating Margin	13.1%	6.9%*		11.4%	8.9%*

Incurred Loss Ratio	65.3%	71.8%		65.9%	68.8%
*Pretax Operating Margin adjusted for the third quarter 2012 actuarial assumption review was 7.7 percent for third quarter 2012 and 9.1 percent for the trailing twelve months as of third quarter 2012.

•
Operating Earnings increased $15.4 million due to favorable claims experience across all business lines and business growth. After adjusting for the third quarter 2012 actuarial assumption review, operating earnings were up 74 percent in third quarter 2013.

•	Premium and Fees increased $11.4 million reflecting solid sales in Group Benefits and stable employment and salary trends.

•	Incurred Loss Ratio decreased due to favorable claim experience.

Corporate

(in millions except percentages or otherwise noted)	Quarter
	3Q13	3Q12	% Change
Operating Losses	($31.5)	($31.2)	(1)%

•	Operating Losses for third quarter 2013 were flat with year ago quarter.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2012, and in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; continued difficult conditions in the global capital markets and the economy generally; continued volatility or declines in the equity markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, Oct. 25, 2013 at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Larry Zimpleman and Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 69950446.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 69950446. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Nov. 1, 2013.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement for third quarter 2013 is currently available at www.principal.com/investor, and may be referred to during the call. Slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal ®)9 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $466.2 billion in assets under management10 and serves some 19.0 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

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9 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
10 As of Sept. 30, 2013.

Explanation of Terms
The terms used within this press release and other documents related to financials defined below explain the results of our ongoing businesses in a manner that allows for a better understanding of the underlying trends in those businesses.

Encaje is our investment in the underlying funds of our mandatory pension operations in Chile and Mexico, as required by local regulators.

Net revenue is defined as operating revenue less benefits, claims, settlement expenses, and dividends to policyholders. This provides a more accurate view of the ongoing revenue available to the businesses to fund operational expenses and generate profits.

Pretax operating earnings is defined as operating earnings before income taxes, noncontrolling interest and preferred stock dividends. This provides management better insight into the underlying trends of the businesses.

Pretax return on net revenue is calculated as pretax operating earnings divided by net revenue. This metric measures both revenue and expenses of primary business activities in Retirement and Investor Services and Principal International and provides a clearer depiction of these segments’ profitability.

Pretax margin is calculated as pretax operating earnings divided by operating revenue. This metric measures both the revenue and expenses associated with the company’s primary business activities and provides a clearer picture of the profitability of Principal Global Investors.

Combined basis is all Principal International companies at 100 percent ownership. Using U.S. GAAP accounting presentation for joint ventures masks the size, growth and profitability of these operations.

Premiums and fees is the sum of premiums, fees, and other revenue. Premiums and fees provide management in US Insurance Solutions a current view of the ongoing revenue in the business.

Pretax operating margin is calculated as pretax operating earnings divided by premium and fees. This metric measures the proportion of premium and fees remaining after claims and expenses, excluding income taxes, and provides an indicator of the profitability of the U.S. Insurance Solutions business.

Trailing twelve months is a better indicator of trend analysis because it normalizes quarterly volatility over a longer time period.

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss)* in millions
	Three Months Ended,		Nine Months Ended,
	09/30/13	09/30/12	09/30/13	09/30/12
Retirement and Investor Services	$172.9	$137.5	$515.2	$422.8
Principal Global Investors	23.1	20.6	72.4	55.0
Principal International	50.7	37.0	153.6	112.6
U.S. Insurance Solutions	54.0	(21.6)	136.9	78.8
Corporate	(31.5)	(31.2)	(104.2)	(100.7)
Operating Earnings	$269.2	$142.3	$773.9	$568.5
Net realized capital gains (losses), as adjusted	(22.8)	88.8	(126.8)	39.6
Other after-tax adjustments	(0.7)	(43.9)	(0.8)	(49.4)
Net income available to common stockholders	$245.7	$187.2	$646.3	$558.7

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	09/30/13	09/30/12	09/30/13	09/30/12
Operating Earnings	$0.90	$0.48	$2.60	$1.89
Net realized capital gains (losses), as adjusted	(0.08)	0.30	(0.43)	0.13
Other after-tax adjustments	0.00	(0.15)	0.00	(0.17)
Net income available to common stockholders	$0.82	$0.63	$2.17	$1.85
Weighted-average diluted common shares outstanding	298.6	297.5	297.7	301.4

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Results of Operations (in millions)
	Three Months Ended,		Nine Months Ended,
	09/30/13	09/30/12	09/30/13	09/30/12
Premiums and other considerations	$702.9	$1,158.1	$2,131.6	$2,516.5
Fees and other revenues	803.1	674.4	2,341.0	1,889.2
Net investment income	809.8	806.1	2,393.2	2,476.6
Total operating revenues	2,315.8	2,638.6	6,865.8	6,882.3

Benefits, claims and settlement expenses	1,120.2	1,651.9	3,320.8	3,973.3
Dividends to policyholders	48.5	49.7	144.3	149.5
Commissions	180.9	160.2	546.5	478.7
Capitalization of DAC	(101.9)	(101.2)	(338.5)	(298.9)
Amortization of DAC	54.7	108.9	167.4	56.7
Depreciation and amortization	28.2	20.6	79.9	60.3
Interest expense on corporate debt	34.9	31.2	107.0	92.8
Compensation and other	597.4	546.8	1,821.7	1,632.3
Total expenses	1,962.9	2,468.1	5,849.1	6,144.7

Operating earnings before tax, noncontrolling interest and preferred stock dividends	352.9	170.5	1,016.7	737.6
Less:
Income tax	70.5	16.6	203.6	137.3
Operating earnings attributable to noncontrolling interest	5.0	3.4	14.5	7.1
Preferred stock dividends	8.2	8.2	24.7	24.7
Operating earnings	$269.2	$142.3	$773.9	$568.5

Net realized capital gain (losses), as adjusted	(22.8)	88.8	(126.8)	39.6
Other after-tax adjustments	(0.7)	(43.9)	(0.8)	(49.4)
Net income available to common stockholders	$245.7	$187.2	$646.3	$558.7

Selected Balance Sheet Statistics

	Period Ended,
	09/30/13	12/31/12	09/30/12
Total assets (in billions)	$201.7	$161.8	$159.1
Total common equity (in millions)	$8,736.4	$9,141.4	$9,218.7
Total common equity excluding accumulated other comprehensive income (in millions)	$8,754.1	$8,501.1	$8,330.2
End of period common shares outstanding (in millions)	293.9	293.8	293.6
Book value per common share	$29.73	$31.11	$31.40
Book value per common share excluding accumulated other comprehensive income	$29.79	$28.93	$ 28.37

Principal Financial Group, Inc. Reconciliation of Non-GAAP Financial Measures to U.S. GAAP (in millions, except as indicated)
	Three Months Ended,		Nine Months Ended,
	09/30/13	09/30/12	09/30/13	09/30/12
Diluted Earnings Per Common Share:
Operating earnings	$0.90	$0.48	$2.60	$1.89
Net realized capital gains (losses)	(0.08)	0.30	(0.43)	0.13
Other after-tax adjustments	-	(0.15)	-	(0.17)
Net income available to common stockholders	$0.82	$0.63	$2.17	$1.85

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	$29.79	$28.37	$29.79	$28.37
Net unrealized capital gains	2.37	4.43	2.37	4.43
Foreign currency translation	(0.91)	(0.26)	(0.91)	(0.26)
Net unrecognized postretirement benefit obligations	(1.52)	(1.14)	(1.52)	(1.14)
Book value per common share including accumulated other comprehensive income	$29.73	$31.40	$29.73	$31.40

Operating Revenues:
RIS	$1,136.5	$1,570.7	$3,387.6	$3,707.0
PGI	160.9	144.0	482.8	423.2
PI	303.3	203.8	825.9	676.9
USIS	767.6	766.5	2,318.6	2,215.0
Corporate	(52.5)	(46.4)	(149.1)	(139.8)
Total operating revenues	2,315.8	2,638.6	6,865.8	6,882.3
Net realized capital gains (losses) and related adjustments	(76.7)	64.9	(253.4)	12.8
Exited group medical insurance business	0.5	1.2	4.5	24.1
Total GAAP revenues	$2,239.6	$2,704.7	$6,616.9	$6,919.2

Operating Earnings:
RIS	$172.9	$137.5	$515.2	$422.8
PGI	23.1	20.6	72.4	55.0
PI	50.7	37.0	153.6	112.6
USIS	54.0	(21.6)	136.9	78.8
Corporate	(31.5)	(31.2)	(104.2)	(100.7)
Total operating earnings	269.2	142.3	773.9	568.5
Net realized capital gains (losses) and related adjustments	(22.8)	88.8	(126.8)	39.6
Other after-tax adjustments	(0.7)	(43.9)	(0.8)	(49.4)
Net income available to common stockholders	$245.7	$187.2	$646.3	$558.7

Net Realized Capital Gains (Losses):
Net realized capital gains (losses), as adjusted	$(22.8)	$88.8	$(126.8)	$39.6
Certain derivative and hedging-related adjustments	25.6	22.7	70.7	68.4
Amortization of DAC and sale inducement costs	(26.7)	(30.5)	(44.8)	(34.7)
Certain market value adjustments of embedded derivatives	(18.7)	-	(18.4)	1.4
Capital gains distributed	0.2	6.8	11.1	8.7
Tax impacts	(8.9)	(0.2)	(74.7)	(10.2)
Noncontrolling interest capital gains	0.2	-	0.2	8.2
Recognition of front-end fee revenues	0.2	0.1	0.8	-
Net realized capital losses associated with exited group medical business	-	-	-	(0.2)
GAAP net realized capital gains (losses)	$(50.9)	$87.7	$(181.9)	$81.2

Other After-Tax Adjustments:
Exited group medical insurance businesses	$(0.7)	$(4.1)	$(0.8)	$(9.6)
Contribution to PFG Foundation	-	(39.8)	-	(39.8)
Total other after-tax adjustments	$(0.7)	$(43.9)	$(0.8)	$(49.4)

Principal Financial Group, Inc.
Principal International Net Revenue Reconciliation
(in millions)

	Three Months Ended,		Nine Months Ended,
	09/30/13	09/30/12	09/30/13	09/30/12

Total combined net revenue	$326.5	$273.1	$983.5	$822.2
Add:
Principal International's share of unconsolidated joint ventures' net income	21.2	21.5	66.9	66.9
Less:
Unconsolidated joint ventures' net revenue at 100%	205.8	199.6	636.5	612.2
Other adjustments	0.6	0.6	1.6	1.8
Net revenue*	$141.3	$94.4	$412.3	$275.1

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.